Exhibit 99.1

Curon Medical Receives Nasdaq Delisting Notification for Failure to File Report on Form 10-Q; Intends to Appeal

FREMONT, Calif., August 19, 2004 — Curon Medical, Inc. (NASDAQ SC: CURN) announced today that the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) has notified the Company that it is not in compliance with the requirements of Nasdaq Marketplace Rule 4310(c)(14) because it has not yet filed its Quarterly report on Form 10-Q for the period ended June 31, 2004, with the Securities and Exchange Commission. Consequently, Curon Medical’s common stock is subject to delisting from the Nasdaq SmallCap Market. The Company’s delay in filing its Form 10-Q for the second quarter of 2004 is the only listing deficiency cited by the Nasdaq Staff.

Curon Medical intends to file its current quarterly report as soon as possible, and to request an appeal hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the delisting determination. Under the Nasdaq Marketplace Rules, Curon Medical’s hearing request will automatically halt the delisting process pending the Panel’s review and determination. Until the Panel’s ultimate determination, the date of which is uncertain, Curon Medical’s common shares will continue to be traded on the Nasdaq SmallCap Market, but its trading symbol as of Friday, August 20, 2004, will be amended from “CURN” to “CURNE,” to reflect the Company’s filing delinquency. There can be no assurance that the Company’s appeal will be successful.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca(R) System for the treatment of fecal incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include statements relating to the Company’s intent to file an appeal with the Nasdaq Listing Qualifications Panel and the expectation that its stock will continue to trade on the Nasdaq SmallCap market, which are based on management’s current expectations and involve risks and uncertainties. The Company’s actual results may differ materially from the results contemplated by these forward-looking statements. Factors that may contribute to such a difference include, but are not limited to the possibility that the Panel will not agree with all or part of the Company’s plan to regain compliance, and the fact that, despite the appeal process, the Company’s stock may still be subject to delisting, which could affect the value and liquidity of the Company’s common stock. Other risks are detailed from time to time in the Company’s SEC filings, including Forms 10-Q and 10-K. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.